Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 19, 2007, relating to the financial statements and financial statement schedule of Graco Inc., (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in the method of accounting for share-based compensation in 2006 described in Note A) and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Graco Inc. for the year ended December 29, 2006.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Minneapolis, Minnesota

February 19, 2007